7800 Rancharrah Parkway
Reno, NV 89511

PH (775) 788-2200 | FX (775) 786-1177

fennemorecraig.com

Exhibit 5.1

September 19, 2023

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Kintara Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on March 24, 2021, effective April 1, 2021 (File No. 333-254662) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are delivering this supplemental opinion letter in connection with the Prospectus Supplement filed on September 19, 2023 (the “Prospectus Supplement”), by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $2,850,000 in shares of the common stock of the Company, par value $0.001 (the “Shares”), covered by the Registration Statement. The Shares are being offered and sold by A.G.P./Alliance Global Partners as sales agent (the “Sales Agent”) pursuant to the Sales Agreement between the Company and the Sales Agent dated September 19, 2023 (the “Sales Agreement”).

In rendering the opinions set forth herein, we have reviewed the following:

1.
The Sales Agreement;
2.
The Registration Statement;
3.
The Prospectus Supplement;
4.
The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;
5.
The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and
6.
Resolutions of the Board of Directors of the Company, adopted by the Board of

28232929.1/045223.0002

September 19, 2023

Directors of the Company via unanimous written consent on September 13, 2023 and September 18, 2023, relating to the authorization of the Sales Agreement, and the issuance of the Shares, as certified by an officer of the Company as of the date hereof.

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Shares.

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

September 19, 2023

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL/cee